Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in each of Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-180243) and Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-181537) (collectively, the “Registration Statements”), of Halcón Resources Corporation (formerly RAM Energy Resources, Inc., a Delaware corporation) of our report dated March 5, 2012, with respect to the consolidated financial statements of Halcón Resources Corporation as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011 and to our report dated March 5, 2012 on the effectiveness of Halcón Resources Corporation’s internal control over financial reporting as of December 31, 2011, included in the Annual Report of Halcón Resources Corporation on Form 10-K for the year ended December 31, 2011.

In addition, we consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-180243) and in the Registration Statements on Form S-8 (File Nos. 333-137311, 333-151428, 333-166893 and 333-180099) and on Form S-3 (File Nos. 333-149319 and File No. 333-164346) of Halcón Resources Corporation (formerly RAM Energy Resources, Inc., a Delaware corporation) of our report dated June 21, 2012, with respect to the statement of revenues and direct operating expenses of the East Texas Assets purchased by Halcón Resources Corporation for the period from February 1, 2011 to December 31, 2011, included in Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-181537) and in the Current Report on Form 8-K filed with the Commission on June 25, 2012.

We also consent to the reference to our Firm under the caption “Experts” in each of the Registration Statements.

/s/ UHY LLP

Houston, Texas

June 25, 2012